DEAL MEMO

DATE: February 13, 2003

AMONG:

Dominique Bigle

269 S. Beverly Drive # 1051
Beverly Hills, CA 90212
(hereafter "Bigle")

- And -

INTERNETSTUDIOS, INC.

#207 - 1040 Hamilton Street

Vancouver, B.C.

V6B 2R9

(Hereafter "InternetStudios")

WHEREAS:

A. InternetStudios is a publicly traded Nevada company that has created a proprietary system for the purchase and sale of filmed entertainment on-line through the Internet.

B. Bigle has amassed a library of over 1500 motion pictures and has transferred a portion of this library to a format suitable for exploitation on DVD and Video on Demand through the Internet together with other audio-visual materials, including commercials, newsreels, television broadcasts useful in creating DVD packages. In addition, Bigle has accumulated various collectible items of memorabilia suitable for marketing using the Internet and other traditional methods.

C. InternetStudios wishes to acquire Bigle's assets in order to integrate the exploitation of Bigle's materials into the larger business plan of InternetStudios and Bigle.

D. Upon execution of this deal memo, the obligations of both InternetStudios and the Vendors shall be subject to the conditions contained herein, and those contained in a definitive share purchase agreement (the "Agreement"), which will be consistent herewith.

Terms of the Acquisition

1.Assets

The Assets consist of a number of movie masters and various additional graphic materials. The assets would also include an inventory of motion picture materials (i.e. prints, and other delivery materials) together with its inventory of memorabilia.

2.Consideration

The consideration for the assets shall be comprised of two components: (a) on the Closing Date, InternetStudios shall issue to the Vendors ONE MILLION (1,000,000) COMMON SHARES. Such shares may be subject to certain trading restrictions; and (b) THREE HUNDRED THOUSAND DOLLARS (US $300,000) payable as follows:

  $50,000 at signature of the deal memo and upon receipts a list of schedule titles included in the cdrom attached to the deal memo
  50,000 on March15, 2003
  $200,000 on date that is 15 days after the closing of a financing (the "Financing") of

InternetStudios in excess of $5.0 millions (such date to be the Closing Date of the Agreement) but no later than May 1st 2003

The payments listed under (a) and (b) are not refundable in the event that Internet Studios is unable to close the financing described in subparagraph (c).

3.Fixed Liabilities of Bigle

The Vendors shall, prior to the Closing Date, provide evidence satisfactory to InternetStudios that agreements are in place with respect to retiring, extinguishing, or restructuring any debt obligations of Bigle, which are secured by or related to the transferred Assets.

4.Appointment as a Director

On the Closing Date, Dominique Bigle shall be appointed as a Director of InternetStudios. Bigle shall be responsible for the exploitation of the Bigle's library and he agrees to devote sufficient time and attention to ensure that the Bigle's materials are exploited to the fullest extent and that revenues associated with these operations are maximized.

5.Closing Date

The closing date for the purchase and sale of the Assets shall be May 1st, 2003 or such other date as the Vendors and InternetStudios shall mutually agree (the "Closing Date").

6. Due Diligences

From the date of execution of this Deal Memo, Bigle agrees to assist representatives of InternetStudios with an analysis of Bigle's assets including the following:

    Verification of the whereabouts of the masters or other ancillary materials necessary to create DVD or other digital copies of the motion pictures represented in the library and that such materials are under the control and direction of Bigle.
    Confirmation that the materials are of a sufficient standard to ensure that any digital copies of such materials will be of premium quality.
    Confirmation of lab access letters where applicable and the transferability of such lab access to InternetStudios on closing.
    Confirmation of the existing packaging for the library titles already exploited.
    Satisfactory evidence that the exploitation of the library will not violate the rights of any other person or corporation, specifically copyright.
    An overview of the material contained in the memorabilia collection.

7.General Representations

The Agreement shall contain customary representations by the Vendors concerning the execution and delivery of the Agreement and all closing documents, together with such other reasonable representations as our respective counsel deem appropriate.

8.Conditions of Closing

The Agreement shall provide that, as a pre-condition to closing, the Vendors and InternetStudios must be satisfied that the following have occurred:

(a) The negotiation, execution and delivery of the Agreement; and

    Satisfactory completion by InternetStudios of such corporate searches and satisfactory review by InternetStudios of all material contracts, financial records, banking statements, and any such other documents as are required to complete InternetStudios' due diligence.

9.Costs

The Agreement shall provide that each party is responsible for their own legal and other costs related to this transaction.

10.Other Items

The Agreement shall contain such other terms, conditions, representations, covenants, and agreements as the parties may require consummating the transactions contemplated herein.

11.Access to Information/Confidentiality/Non-circumvention

Upon the acceptance of this Deal Memo and until the earlier of the Closing Date or the termination of due diligence by InternetStudios, at all reasonable times, the Vendors shall allow InternetStudios or authorized representatives of InternetStudios access to information concerning Bigle's Assets. InternetStudios agrees that all information and documents so obtained shall be kept confidential and the contents thereof shall not be disclosed to any person, other than InternetStudios' authorized representatives, without the prior written consent of the Vendors. In addition, the parties hereto acknowledge that the relationship between them is one of non-circumvention.

12. Good Faith Negotiations

The parties agree to proceed diligently and in good faith to attempt to conclude the Agreement for execution by the Closing Date. The Vendors agree not to solicit any offer from any party other than InternetStudios for the sale of the Shares prior to the Closing Date or such other date as the Vendors and InternetStudios shall mutually agree.

13. Interim Action

From the date of the Vendors' acceptance of this Deal Memo through the earlier of the Closing Date pursuant to the terms of the Agreement or the termination of InternetStudios' investigations hereunder, the Vendors shall keep InternetStudios informed of all material matters affecting the Assets.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above:

INTERNETSTUDIOS.COM, INC DOMINIQUE BIGLE

By: /s/ Signed By: /s/ Dominique Bigle

Its: ______________________________ Its: _____________________________

CDROM attached with list of titles